Exhibit 99.1

GAP INC. REPORTS DECEMBER SALES UP 2 PERCENT;

COMPARABLE STORE SALES DOWN 1 PERCENT

SAN FRANCISCO – January 6, 2005 — Gap Inc. (NYSE: GPS) today reported net sales of $2.6 billion for the five-week period ended January 1, 2005, which represents a 2 percent increase compared with net sales of $2.5 billion for the same period ended January 3, 2004. The company’s comparable store sales for December 2004 decreased 1 percent compared with a 1 percent increase in December 2003.

Comparable store sales by division for December 2004 were as follows:

•	Gap U.S.: positive 2 percent versus flat last year

•	Gap International: negative 7 percent versus negative 3 percent last year

•	Banana Republic: negative 2 percent versus positive 10 percent last year

•	Old Navy: negative 1 percent versus positive 2 percent last year

“The month of December ended strong, despite somewhat disappointing overall December sales,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “Our promotional strategies allowed us to move through inventory in a disciplined manner and we are well prepared for the first flow of spring merchandise.”

Year-to-date net sales of $15.4 billion for the 48 weeks ended January 1, 2005, increased 3 percent compared with net sales of $14.9 billion for the same period ended January 3, 2004. The company’s year-to-date comparable store sales increased 1 percent compared with a 7 percent increase in the prior year.

As of January 1, 2005 Gap Inc. operated 3,049 store locations compared with 3,059 store locations last year.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798